Exhibit 3.2

AMENDMENT TO THE BYLAWS OF
ACACIA RESEARCH CORPORATION

Sections 5.1, 5.5 and 5.6 of the Bylaws of Acacia Research Corporation are hereby amended and restated as follows:

5.1            The corporation’s stock may be certificated or uncertificated, as provided under Delaware law, and shall be entered in the books of the corporation and registered as they are issued.  Any certificates representing shares of stock shall be in such form as the Board of Directors shall prescribe, certifying the number and class of shares of the stock of the corporation owned by the shareholder.  Any certificate issued to any shareholder of the corporation shall bear the name of the corporation and state that it is organized under the laws of the State of Delaware, the name of the shareholder, and the number and class (and the designation of the series, if any) of the shares represented.  Each certificate shall be signed either manually or by facsimile, by the Chairman or Vice Chairman of the Board, or the President or a Vice President, and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, certifying the number of shares owned by the holder in the corporation.

Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice that shall set forth the name of the corporation, that the corporation is organized under the laws of the State of Delaware, the name of the shareholder, the number and class (and the designation of the series, if any) of the shares represented, and any restrictions on the transfer or registration of such shares of stock imposed by the corporation’s certificate of incorporation, these bylaws, any agreement among shareholders, or any agreement between shareholders and the corporation.

LOST CERTIFICATES

5.5            The Board of Directors may direct (i) a new certificate or certificates of stock or (ii) uncertificated shares in place of any certificate or certificates previously issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, or uncertificated shares, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his or her legal representative, to advertise the same in such manner as it shall required and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

TRANSFER OF STOCK

5.6            Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate or evidence of the issuance of uncertificated shares to the shareholder entitled thereto, cancel the old certificate and record the transaction upon the corporation’s books.

Upon the receipt of proper transfer instruction from the registered owner of uncertificated shares, such uncertificated shares shall be cancelled, issuance of new equivalent uncertificated shares or certificated shares shall be made to the shareholder entitled thereto and the transaction shall be recorded upon the books of the corporation.  If the corporation has a transfer agent or registrar acting on its behalf, the signature of any officer or representative thereof may be in facsimile.

The Board of Directors may appoint a transfer agent and one or more co-transfer agents and registrar and one or more co-registrars and may make or authorize such agent to make all such rules and regulations deemed expedient concerning the issue, transfer and registration of stock.